August 18, 2023

WiProsper Ventures, LLC

1311 Vine Street

Cincinnati, Ohio 10606

Re:  Proposed Offering of Securities by WiProsper Ventures, LLC

Ladies and Gentlemen:

We have acted as counsel to WiProsper Ventures, LLC (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A offering statement on Form 1-A, as filed on October 6, 2021, with File No. 024-11672, as amended on December 22, 2021, January 26, 2022 and June 30, 2023 (the “Offering Statement”) relating to the offer by the Company of up to 75,000,000 Units of Series A-1 Preferred Non-Voting Membership Interests, for a purchase price of $1.00 per Unit (the “Units”).

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act of 1933, as amended.

In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments, and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.

We have reviewed: (a) the Articles of Organization of the Company; (b) the Operating Agreement of the Company; (c) the offering circular; (d) the form of Subscription Agreement; and (e) such other limited liability documents, records, papers, and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Units, when issued and delivered in the manner and/or the terms described in the Offering Statement as filed (after it is declared qualified), will be validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Ohio and (b) the federal laws of the United States. We express no opinion as to laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Offering Statement by legislative action, judicial decision or otherwise.

WEINGOLD LAW | 50 Main Street | Suite 1000 | White Plains | NY | 10606 | P 646.389.4776 | W www.ppmlawyers.com | E rgoldsmith@ppmlawyers.com

August 18, 2023

WiProsper Ventures, LLC

1311 Vine Street

Cincinnati, Ohio 10606

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not admit hereby that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

WEINGOLD LAW PLLC

By:  /s/ Erik P. Weingold

      Erik P. Weingold

WEINGOLD LAW | 50 Main Street | Suite 1000 | White Plains | NY | 10606 | P 646.389.4776 | W www.ppmlawyers.com | E rgoldsmith@ppmlawyers.com